SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2007

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

The Registrant entered into an employment contract with Michael Neuman in connection with his appointment as Chief Executive Officer of the Registrant, effective February 27, 2007.

The information with respect to Mr. Neuman’s employment contract, set forth in Item 5.02, is hereby incorporated by reference.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors of the Registrant appointed Michael Neuman, age 51, to its Board of Directors, and as Chief Executive Officer (“CEO”) of the Registrant effective February 27, 2007.  Mr. Neuman, who had been an advisor to Chairman Frank Stronach on the Registrant’s strategic and operational priorities, succeeds Mr. Stronach, who had been Interim CEO of the Registrant since March 2006.

Mr. Neuman’s 25 year business career includes senior executive leadership of public and private companies in Canada, the United States and Europe in telecommunications, internet and broadcasting, in consumer products and services and business-to-business environments.

Prior to joining the Registrant, Mr. Neuman was most recently President and COO of EchoStar, which operates DISH Network in the United States, from June 2005 until February 2006. Prior to that, Mr. Neuman was President of Bell Mobility, a wireless telecommunications operator in Canada from March 2002 until February 2005. There are no arrangements between Mr. Neuman and any other person pursuant to which Mr. Neuman was selected as a director.

Pursuant to Mr. Neuman’s employment arrangement with the Registrant, Mr. Neuman is entitled to: (i) an annual base salary of US$500,000 plus a guaranteed annual bonus of US$500,000 (both prorated for 2007); (ii) a grant of options to purchase 1,000,000 shares of the Registrant’s Class A Subordinate Voting Stock under the Registrant’s Long Term Incentive Plan, subject to approval of the Board of Directors, with an exercise price per share that is equal to 100% of the last sale price of Class A Stock on the Toronto Stock Exchange on the trading day prior to the date of Board approval of the options grant; (iii) a retiring allowance equivalent to the greater of $1,000,000 or base salary and annual bonus for the full fiscal calendar year in the event he is terminated by the Registrant without cause; and (iv) in recognition of the fact that options may not be granted until a later date due to applicable securities laws, 75% of the amount calculated by multiplying 200,000 by the amount, if any, by which the market close price on the day immediately preceding the grant of options contemplated in the agreement exceeds the February 26, 2007 market close price. After his first year, Mr. Neuman's fixed amount of Annual Bonus will be replaced with a profit-sharing amount to be based on a percentage of the net pre-tax profits of the Registrant, such percentage to be mutually agreed upon on or before December 31, 2007; provided that no mutual agreement shall be required in the event the Registrant proposes a percentage of net pre-tax profits of the Corporation, which, based on the then current business plan for fiscal 2008, as approved by the Board of Directors of the Registrant, is expected to result in an Annual Bonus equivalent to or greater than US$500,000; and, provided, further that in no event shall your Annual Bonus be less than US$500,000.

The Board of Directors of the Registrant appointed Charlie J. Williams to its Board of Directors, effective February 27, 2007. Mr. Williams, age 60, who is an independent director, has agreed to serve as a member of the Audit Committee of the Registrant’s Board of Directors.  Mr. Williams has been a consultant to the City of Highland Park since March 2006, advising the Emergency Financial Manager regarding financial and administrative matters.  In addition, since his October 1, 2006 appointment for a six-year term, Mr. Williams has been the representative of Wayne County, Michigan to the Wayne County Airport Authority Board. Prior to that appointment, beginning 1998 he held various executive level operational positions in public service with Wayne County, such as Court Monitor for the Chief Judge from October 2005 to December 2005, Deputy Wayne County Executive from January 2004 to December 2004, Assistant County Executive - Director of Administration from May 2003 to January 2004, Assistant Personnel Human Resources from January 2003 to April 2003 and Chief of Staff of the Wayne County Office of the Executive from April 1998 to March 1999.  There are no arrangements between Mr. Williams and any other person pursuant to which Mr. Williams was selected as a director.

A copy of the Registrant’s press release announcing these changes is set forth at Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1            Press Release dated February 27, 2007
Exhibit 10.1            Copy of Michael Neuman’s employment agreement dated February 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

March 5, 2007	by:	/s/William G. Ford
William G. Ford
Corporate Secretary